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EXHIBIT 21


SUBSIDIARIES OF COMPANY


                                   Rainforest Cafe, Inc. - Thunder
                                   Rainforest Cafe, Inc. - Mist
                                   Rainforest Cafe Canada Holding, Inc.
                                   Yorkdale Rainforest Restaurants, Inc




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